Exhibit 10.12
LICENSE AGREEMENT
(As amended through 10/26/2007)
          THIS AGREEMENT entered into as of the 28th day of August 1995 by and between NIGHT VISION CORPORATION, a corporation of the state of Illinois, having its office and place of business at 7301 N. Lincoln Avenue, Suite 180, Lincolnwood, Illinois 60646 (hereinafter called NVC), and SPECIALIZED TECHNICAL SERVICES, INC., a corporation of the state of Ohio, having its office and place of business at 4032 Linden Avenue, Dayton, Ohio 45432 (hereinafter called STS);
          WHEREAS, NVC has the exclusive right to grant sublicenses under the hereinafter defined LICENSED PATENTS; and
          WHEREAS, STS desires to obtain an exclusive sublicense, as hereinafter set forth, under the LICENSED PATENTS to manufacture and have it manufactured for sale, the Product, hereinafter defined. Wherever the term sublicense is set forth in this AGREEMENT it shall mean exclusive sublicense.
          NOW THEREFORE, for and in consideration of the mutual promises herein contained and other good and valuable consideration, the parties hereto agree as follows:
I.	LICENSE
A.	NVC hereby grants to STS, upon and subject to all the terms and conditions of this AGREEMENT, the exclusive right and license to make, use and sell the Product throughout the world.

B.	As stated in this License Agreement, the phrase “the Product” includes the Eagle Eye® night vision goggle, otherwise known as STS LP/NVG Models 2722 and 2733 (government designation, AN/PVS-21) and variants thereof that incorporate technology covered by at least one valid and unexpired claim of the LICENSED PATENTS. Commencing January 1, 2008, for purposes of calculating the royalty payable to NVC hereunder, any HUD Module and any Spare Parts shall be included in the royalty calculation pursuant to the schedule set forth in Section II.A below.

C.	As used in this AGREEMENT, the phrase LICENSED PATENTS shall mean United States Patent No. 5,079,416 entitled, “Compact See-Through Night Vision Goggles,” issued January 7, 1992 to D. Filipovich; and United States Patent No. 4,653,879 entitled, “Compact See-Through Night Vision Goggles,” issued March 31, 1987 to D. Filipovich as embodied in STS LP/NVG Model 2722 as defined in attachment A attached hereto. The LICENSED PATENTS have been issued or filed in the following countries as referenced in attachment B attached hereto.

D.	The grant under I.A above is a limited non-exclusive grant of the right to use the LICENSED PATENTS solely for the purpose of manufacturing, use and sale of the Product.
II.	ROYALTIES
A.	STS shall make royalty payments to NVC hereunder in accordance with the following schedule:
1.	For complete binocular- and monocular-style units of the Product sold by STS anywhere in the world from August 25, 2007, through and including December 31, 2007, the royalty payable to NVC shall remain at five percent (5%) and neither any HUD Module nor any Spare Parts shall be considered in the royalty calculation for said period.

2.	For complete binocular- and monocular-style units of the Product sold by STS anywhere in the world from January 1, 2008, through and including January 6, 2009, the royalty payable to NVC shall be increased to six percent (6%) for said period.

3.	For complete units of the Product sold by STS anywhere in the world from January 7, 2009, through and including May 13, 2009, the royalty payable to NVC shall be decreased to one percent (1%) for said period.

4.	For any HUD Module or any Spare Parts, sold by STS anywhere in the world commencing January 1, 2008, through and including May 13, 2009, the royalty payable to NVC shall be six percent (6%) for said period.

5.	For complete binocular- and monocular-style units of the Product and for any HUD Module or Spare Parts, sold or made by STS in Canada commencing May 14, 2009, through and including June 1, 2010, which is the expiration date of NVC’s Canadian Patent No. 1,318,528 of the Licensed Patents, the royalty payable to NVC shall be six percent (6%) for said period.
B.	For the purpose of this License Agreement, the term “sales price” shall mean the sales price of the Product, excluding all Accessories as described in the Revised Attachment to the Amendment No. 2 hereof, EXCEPT that any HUD Module sold by STS shall not be considered an “Accessory” hereunder, effective January 1, 2008, pursuant to the terms of this Amendment No. 3. A “sale” is considered to have occurred hereunder, thereby triggering a royalty due NVC, at the time an order for any Product, HUD Module or Spare Part is accepted by STS, irrespective of when delivery is to be made or when STS is to receive payment from its customer. While the royalty becomes due NVC when such a sale occurs, NVC agrees to delay demanding payment of the royalty due NVC until STS is due to receive payment from its customer for said sale, which point in time the parties understand and agree may take place beyond June 1, 2010.

C.	STS may “buy out” this sublicense for the Product for a purchase price of $520,000. The $520,000 shall be payable in two installments: $260,000 at exercise of the option and $260,000 no later than six (6) months after the due date of the initial installment. This option must be exercised on or before February 20, 1996 unless payment by STS to NVC of $2,600 per month for each month that it remains unexercised for the period February 21, 1996 through August 21, 1996. If the option is not exercised prior to August 22, 1996, the option is null and void. Any such payment of $2,600 per month by STS for the continuing right to hold open the option shall not be a credit against the $520,000.

D.	Exercise of this option is a sale of the sublicense for the use, manufacture, and sale of the Product. It is not a sale of the LICENSED PATENTS or the intellectual property rights pertaining to the LICENSED PATENTS and does not preclude NVC from use of the LICENSED PATENTS or the intellectual property rights, or from sublicensing others. Notwithstanding the above, NVC will not sublicense others to use, sell or produce the Product or variants thereof.

E.	All obligations on the part of STS to pay royalty will cease with the exercise of this option, and Parts III and IV hereof will no longer apply.

F.	Maintenance Fees for the LICENSED PATENTS shall be NVC’s responsibility. If STS exercises the option in II.C above, NVC will bill STS for the amount of the maintenance fee required, which will be paid by NVC and reimbursed by STS. Payment for maintenance fees by STS will give STS no right, title, or interest in the LICENSED PATENTS. If STS exercises the option in II.C above, and later elects to discontinue its interests and rights to the exclusive sublicense for the Product and has not sublicensed the Product for manufacture, use, or sale by others and will not otherwise continue to manufacture, use, or sell the Product, such interests and rights may, upon written notice by STS to NVC, be transferred to NVC at no cost to NVC or to STS. Thereupon STS’s responsibility for contribution to patent maintenance fees shall cease. In the event that NVC grants sublicense rights to other parties for other products under the sublicensed patents, NVC agrees to invoice STS only for the pro rata share of the maintenance fees based upon the total number of sublicense holders at the time the invoice is submitted.
III.	MINIMUM ROYALTY

NVC, at its option, may terminate this license if earned royalties do not exceed a total of $25,000.00 at the end of the first year (twelve (12) months from inception) of this AGREEMENT and at least $25,000.00 each year thereafter, unless STS makes a payment to NVC in an amount that would bring the total annual payment to $25,000.00.

Earned royalties under this clause shall mean an existing contractual agreement between STS and a bona fide customer that establishes STS’s obligation to pay royalties to NVC.

IV.	SUBLICENSES: ASSIGNABILITY
A.	STS may grant written sublicenses under the LICENSED PATENTS to its parent company and its wholly owned subsidiaries and other parties upon such terms as STS may arrange subject to: (a) NVC’s written approval of all sublicense AGREEMENTS, such approval not be unreasonably withheld; (b) STS shall include all sales of licensed products by all sublicensees in determining royalties payable hereunder as provided in Article II hereof; (c) such sublicense shall not be on any terms less favorable to NVC than the terms of this AGREEMENT.

B.	Neither this AGREEMENT nor any interest herein is assignable or transferable by either party without written permission by the other, which shall not be unreasonably withheld.
V.	ENFORCEMENT OF LICENSED PATENTS
A.	NVC, in granting a sublicense under this AGREEMENT, represents that it possesses the right to grant the sublicense, to enforce the LICENSED PATENTS, and to permit STS to enforce the LICENSED PATENTS as hereinafter set forth.

B.	Upon discovery of any infringement of any LICENSED PATENT that is subject to the Sublicense granted by this AGREEMENT, the party having such knowledge shall promptly notify the other party of the infringement. The parties shall then confer regarding steps to be taken, if any, regarding the infringement, including any notice to the infringing party, any suggested resolution, and any legal proceedings.

C.	STS shall make no response, oral, written or otherwise, regarding such infringement that might provide a basis for declaratory judgment action on the part of any third party relating to any of the LICENSED PATENTS, without the express written approval of NVC.

D.	NVC may elect to institute appropriate legal proceedings to redress infringement of any LICENSED PATENT. NVC shall bear all costs and attorney’s fees, and shall retain any resulting recovery. STS agrees to be named if required by law, and to assist NVC as needed at NVC expense.

E.	If NVC elects not to proceed as provided in paragraph D above, appropriate legal action in connection therewith may be undertaken by the parties jointly. In such event, each party shall contribute equally to the expenses, except that NVC’s contribution may be limited to one-half of the Patent Royalties paid or payable to NVC during the pendency of any such action. If NVC limits its contribution in accordance with this paragraph, STS may elect to limit or discontinue the legal action.

F.	If any damages for infringement are awarded by a final decree of judgment to NVC and STS in any action pursuant to paragraph D above, then after deducting all expenses arising from the litigation and reimbursing each contributing party for its contributions, the remainder shall be divided equally. If such damages are less than the total contributions of the parties, they shall be divided on a pro rata basis based on the relative contributions of the parties.

G.	If NVC should elect not to proceed in accordance with paragraph D or E, and if STS should, on its own, elect to institute appropriate legal proceedings to redress infringement of any LICENSED PATENT, STS shall bear all costs and attorney’s fees, and shall retain any resulting recovery. NVC agrees to be named if required by law, and to assist STS as needed. NVC shall have the right to appear by counsel of its own selection at NVC’s expense. Furthermore, if during the course of such legal proceedings STS elects to propose or offer the Product as part of its response to a government procurement, either as a prime contractor or subcontract, and it is determined that other than the payment of royalty fees STS would be awarded the contract, then NVC and STS agree to discuss mutually beneficial solutions for reducing the competitive disadvantage STS would experience against the alleged infringer due only to the payment of royalty fees.
VI.	NOTICES

Any notice that is required to or may be given under this AGREEMENT shall be deemed duly given if given in writing and dispatched by prepaid first class, registered or certified mail addressed to the party notified at its address stated in the Preamble to this AGREEMENT. Each party reserves the right to change that address from time to time by notice so given.

VII.	DURATION
A.	Except as otherwise provided, the term of this License shall remain in effect at least through June 1, 2010.

B.	Unless otherwise indicated, this AGREEMENT and the sublicense granted under it shall remain in effect subject to payment under paragraph III and shall be binding on the parties until the expiration of twelve (12) months from the effective date of the AGREEMENT in the event there is no contract(s) award(ed) save for a minimum of fifty (50) of the Product.

C.	In the event this AGREEMENT is terminated, STS has the right to sell and use, for one year after termination, any inventory of Product then on hand. All such sales and use shall be subject to reporting and royalty payments as though termination had not occurred.
VIII.	NON-USE OF NAMES
A.	STS agrees not to use the name of NVC for publicity or advertising purposes without the prior written consent obtained from NVC in each case.

B.	NVC agrees not to use the name of STS or STS’s parent or affiliates for publicity or advertising purposes without the prior written consent obtained from STS in each case.
IX.	SEVERABILITY

Should any part or provision of this AGREEMENT be held invalid, unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining parts or provisions shall not be affected by such holding.

X.	APPLICABLE LAW

This AGREEMENT shall be deemed to have been made and entered into in pursuance to the statutes and the laws of the United States and the State of Illinois, and such laws shall be deemed to be controlling upon the parties.

XI.	MISCELLANEOUS
A.	STS agrees to make written reports to NVC quarterly within thirty (30) days after the end of each calendar quarter during the term of this License and continuing so long as STS sells, ships or invoices any Product, HUD Modules or Spare Parts subject to this License. Each report shall state all Product, HUD Modules and Spare Parts sold by STS during the preceding quarterly period and on which royalty is due NVC under Section II.A of the License as amended herein. Such a report shall be due on or before January 30, 2008, and shall include all such Product, HUD Modules and Spare Parts sold, commencing August 25, 2007, through and including December 31, 2007. Thereafter, each such quarterly report shall cover only the preceding three (3) calendar months. Such a report shall be due after each quarter irrespective of whether STS sold any Product, HUD Module(s) or Spare Parts during the preceding quarter. Concurrent with its submission of each such report to NVC, STS shall pay to NVC any royalty due in accordance with Section II.A as herein amended.

B.	STS also agrees to make a written report to NVC within thirty (30) days after the date of any termination of this License, stating in such report the number, description and selling price of all Product, HUD Modules and Spare Parts that were sold and on which royalty is payable to NVC hereunder but that were not previously reported to NVC.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed in duplicate.

SPECIALIZED TECHNICAL SERVICES, INC.		NIGHT VISION CORPORATION

By:	/s/ Alan M. Page	By:	/s/ Danny Filipovich

Name: Alan M. Page		Name: Danny Filipovich

Title: General Manager		Title: President

Date: 10/26/2007		Date: 10/4/2007

ATTACHMENT A
PRODUCT AND ACCESSORIES
Product:
When considering Royalty Payments for the 1157, of NVC LICENSED PATENTS, it is understood that the Product is generally characterized by the STS Model 27221 Model 2733 (designated by the U.S. Military as the ANTVS-21). It generally consists of a binocular assembly, similar in design to the various models of the Eagle Eye®. In addition a monocular version device, consisting of a bridge assembly and only one monocular of the aforementioned binocular assembly, that is designed to be used as an independent operation night vision system shall be subject to royalty payments. The optical concept of the NVC LICENSED PATENTS is further described in Exhibit 1 attached hereto.
Accessories:
Accessories generally enhance the utility of the basic goggle and are not required for the basic operation of the unit. They are not directly related to the NVC LICENSED PATENTS. Examples of accessories include mounting devices for various helmets, cleaning supplies, shipping cases, quick re-focus assemblies, optical filtering modules, and Heads Up Display modules.

EXHIBIT 1
Exhibit 1 depicts the general configuration of the significant optical components as currently incorporated in STS’s LP/NVG Models 2722 and 2733.
STS LP/NVG Models 2722 and 2733 means the helmet mounted or eye goggle style night vision system incorporating image intensifier tubes (I2) with no fiber optic twist (may be second or third generation I2 technology) and folded optics as detailed in the following sketch. The basic layout of the optical path is covered by the two referenced patents cited in part I.C of the AGREEMENT. The goggle system may be comprised of either one or two (2) monocular devices coupled to a support or “bridge” assembly.

ATTACHMENT B
PATENT VENUE
As of the effective date of this AGREEMENT, patents have been issued or filed in the following countries:
U. S. Patent No. 4,653,879 (Filipovich), issued 87/03/31, titled
“Compact See-Through Night Vision Goggles”
Corresponding Foreign Patents:
Canada 1,298,500, issued 92/04/07
Israel, Application Ser. No. 78012
European Patent 215118, issued 92/05/06, nationalized in:

Belgium France Germany Great Britain Italy Netherlands	8E0215118 FR0215118 DE0215118 GB0215118 IT0215118 NL0215118
U. S. Patent No. 5,079,416 (Filipovich), issued 92/01/07, titled
“Compact See-Through Night Vision Goggle”
Corresponding Foreign Patents:
Canada 1,318,528, issued 93/06/01
Taiwan NI-44338, issued 91/02/01